Exhibit 99.1

News Release

ascena retail group, Inc. reports RECORD

SECOND Quarter sales and earnings results

– earnings Per Share increases 56% to $0.81 –

– consolidated comparable store sales increase 8% –

– company RAISES fiscal 2012 earnings guidance –

SUFFERN, NY – March 1, 2012 – Ascena Retail Group, Inc. (NASDAQ – ASNA) today reported record financial results for its fiscal second quarter and six months ended January 28, 2012.

Fiscal Second Quarter Results

Net income for the second quarter of Fiscal 2012 increased by 50% to $63.7 million, compared to net income of $42.5 million for the second quarter of Fiscal 2011. Earnings per share for the second quarter of Fiscal 2012 increased by 56% to $0.81 per diluted share, compared to $0.52 of earnings per diluted share for the second quarter of Fiscal 2011.

Net sales for the second quarter of Fiscal 2012 increased 15% to $862.0 million, compared to $752.1 million for last year’s second quarter. This was primarily due to an 8% increase in comparable store sales, strong growth in sales from new stores and e-commerce, and a $6 million increase in revenues relating to gift card breakage. Consolidated comparable store sales include stores open for at least one year and do not include e-commerce sales results. E-commerce sales increased 61% to $52 million versus last year’s comparable period. The Company’s comparable store sales and net sales by brand for the fiscal second quarter were as follows:

Second Quarter Sales (Unaudited)
		Net Sales (millions)
	Comparable Store Sales	January 28, 2012	January 29, 2011
dressbarn	8%	$230.2	$211.6
maurices	3%	224.6	202.8
Justice	12%	407.2	337.7
Total Company	8%	$862.0	$752.1

Selling, general and administrative (“SG&A”) expenses for the second quarter of Fiscal 2012 were $232.3 million, or 26.9% of sales, compared to $211.1 million, or 28.1% of sales last year. The 120 basis point improvement in SG&A expenses as a percent of sales was primarily due to leverage on higher sales.

Operating income for the second quarter of Fiscal 2012 increased 40% to $100.0 million, or 11.6% of sales, compared to $71.5 million, or 9.5% of sales last year. The 210 basis point increase in operating income as a percent of sales was due to higher sales and the ability to leverage both buying and occupancy costs and SG&A expenses.

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Fiscal Six Month Results

Net income for the first six-month period of Fiscal 2012 increased by 23% to $111.2 million, compared to net income of $90.5 million for the first six months of Fiscal 2011. Earnings per share for the first six-month period of Fiscal 2012 increased by 26% to $1.41 per diluted share, compared to $1.12 of earnings per diluted share for the first six months of Fiscal 2011.

Net sales for the first six-month period of Fiscal 2012 increased 11% to $1.630 billion, compared to $1.465 billion for last year’s first six months. The overall increase was primarily due to a 6% comparable store sales increase, and strong growth in sales from new stores and e-commerce. E-commerce sales increased 56% to $84 million versus last year. The Company’s comparable store sales and net sales by brand for the first six months were as follows:

Six Months Sales (Unaudited)
		Net Sales (millions)
	Comparable Store Sales	January 28, 2012	January 29, 2011
dressbarn	4%	$475.6	$451.7
maurices	3%	427.5	385.3
Justice	10%	727.2	628.4
Total Company	6%	$1,630.3	$1,465.4

SG&A expenses for the first six-month period of Fiscal 2012 were $456.5 million, or 28.0% of sales, compared to $415.2 million, or 28.3% of sales last year. The decrease in SG&A expenses as a percent of sales was due to leverage on higher sales.

Operating income for the first six-month period of Fiscal 2012 increased 18% to $176.5 million, or 10.8% of sales, compared to $149.3 million, or 10.2% of sales last year. The 60 basis point increase in operating income as a percent of sales was largely due to higher sales and the ability to leverage both buying and occupancy costs and SG&A expenses.

Fiscal Second Quarter Balance Sheet Highlights

The Company ended the second quarter of Fiscal 2012 with $577.6 million in cash and investments, compared to $436.1 million in cash and investments at the end of Fiscal 2011.

The Company repurchased approximately 1.4 million shares at an aggregate cost of $37.2 million during the first six months of Fiscal 2012. Approximately $89.9 million remained available under the Company’s authorized share repurchase program at the end of the second quarter of Fiscal 2012.

Commentary

David Jaffe, President and Chief Executive Officer of Ascena Retail Group, Inc., commented, “We are pleased to have continued to see positive acceptance for our merchandise assortments and a generally strong performance in a tough market environment. We are successfully utilizing a variety of strategies to highlight the strength of our fashion position and value we provide to drive increases in our market share. With this growth, we are working more efficiently while maintaining an intense focus on both our gross margin and our on-going expense controls. We believe we are well positioned for the spring and summer seasons in each of our concepts.”

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Raises Fiscal July 2012 Earnings Guidance

The Company is raising its earnings per diluted share guidance for its fiscal year ending July 2012 to the range of $2.75 to $2.80, up from its previous guidance of $2.60 to $2.70 as a result of the better-than-expected quarterly earnings results and favorable early spring sales trends. This estimate is based upon various assumptions for the Spring Season, including a mid-single digit increase in consolidated comparable store sales. The Company plans to open approximately 85 stores and close approximately 20 stores for the Spring Season; totaling approximately 145 openings and 55 closings for Fiscal 2012, ending the year with approximately 2,600 dressbarn, maurices and Justice stores in operation.

Conference Call Information

The Company will conduct a conference call today, March 1, 2012, at 4:30 PM Eastern Time to review its second quarter fiscal 2012 results followed by a question and answer session. Parties interested in participating in this call should dial in at (857) 350-1678 prior to the start time, the passcode is 15279848. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until April 1, 2012 by dialing (617) 801-6888, the passcode is 83690621.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. is a leading national specialty retailer of apparel for women and tween girls, operating through its wholly-owned subsidiaries, the dressbarn, maurices and Justice brands. The Company operates through its subsidiaries over 2,500 stores throughout the United States, Puerto Rico and Canada.

dressbarn offers casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operates 825 stores in 47 states. maurices offers casual and career apparel and accessories at value prices to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operates 803 stores in 44 states. Justice offers trend-right apparel and accessories at value prices for tween girls ages 7-14 and operates 917 stores in 46 states, Puerto Rico and Canada.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K for the year ended July 30, 2011 and in its last filed Quarterly Report on Form 10-Q for the quarter ended October 29, 2011.

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CONTACT:       Ascena Retail Group, Inc.

Investor Relations

(845) 369-4600

ICR, Inc.

James Palczynski

Senior Managing Director

(203) 682-8229

jp@ircinc.com

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Ascena Retail Group, Inc.

Consolidated Statements of Operations (Unaudited)

(millions, except per share data)

	Second Quarter Ended
	January 28, 2012	% of Net Sales	January 29, 2011	% of Net Sales
Net sales	$862.0	100.0%	$752.1	100.0%
Cost of goods sold, including occupancy and buying costs	(504.2)	(58.5%)	(447.9)	(59.6%)
Gross profit	357.8	41.5%	304.2	40.4%
Selling, general and administrative expenses	(232.3)	(26.9%)	(211.1)	(28.1%)
Depreciation and amortization expense	(25.5)	(3.0%)	(21.6)	(2.9%)
Operating income	100.0	11.6%	71.5	9.5%
Interest expense	(0.3)	--	(0.7)	(0.1%)
Interest and other income, net	1.0	0.1%	0.9	0.1%
Income before provision for income taxes	100.7	11.7%	71.7	9.5%
Provision for income taxes	(37.0)	(4.3%)	(29.2)	(3.9%)
Net income	$63.7	7.4%	$42.5	5.7%
Net income per common share:
Basic	$0.83		$0.54
Diluted	$0.81		$0.52
Weighted average common shares outstanding:
Basic	76.3		78.4
Diluted	78.8		81.1

See accompanying notes.

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Ascena Retail Group, Inc.

Consolidated Statements of Operations (Unaudited)

(millions, except per share data)

	Six Months Ended
	January 28, 2012	% of Net Sales	January 29, 2011	% of Net Sales
Net sales	$1,630.3	100.0%	$1,465.4	100.0%
Cost of goods sold, including occupancy and buying costs	(947.7)	(58.1%)	(856.4)	(58.4%)
Gross profit	682.6	41.9%	609.0	41.6%
Selling, general and administrative expenses	(456.5)	(28.0%)	(415.2)	(28.3%)
Depreciation and amortization expense	(49.6)	(3.0%)	(44.5)	(3.0%)
Operating income	176.5	10.8%	149.3	10.2%
Interest expense	(0.5)	--	(1.3)	(0.1%)
Interest and other income, net	1.9	0.1%	1.7	0.1%
Income before provision for income taxes	177.9	10.9%	149.7	10.2%
Provision for income taxes	(66.7)	(4.1%)	(59.2)	(4.0%)
Net income	$111.2	6.8%	$90.5	6.2%
Net income per common share:
Basic	$1.45		$1.15
Diluted	$1.41		$1.12
Weighted average common shares outstanding:
Basic	76.7		78.4
Diluted	79.1		81.1

See accompanying notes.

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Ascena Retail Group, Inc.

Consolidated Balance Sheets (Unaudited)

(millions)

	January 28, 2012	July 30, 2011	January 29, 2011
ASSETS
Current assets:
Cash and cash equivalents	$378.9	$243.5	$302.4
Short-term investments	50.7	54.1	124.2
Inventories	313.0	365.3	271.3
Deferred tax assets	25.4	25.3	23.0
Prepaid expenses and other current assets	67.6	72.3	62.9
Total current assets	835.6	760.5	783.8
Non-current investments	148.0	138.5	14.1
Property and equipment, net	487.2	489.0	479.1
Goodwill	234.3	234.3	229.7
Other intangible assets, net	183.6	184.2	184.9
Other assets	32.4	33.1	29.9
TOTAL ASSETS	$1,921.1	$1,839.6	$1,721.5
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$155.5	$181.9	$143.0
Accrued expenses and other current liabilities	153.2	162.4	144.0
Deferred income	42.8	32.3	42.4
Income taxes payable	3.3	5.6	2.8
Current portion of long-term debt	--	--	1.4
Total current liabilities	354.8	382.2	333.6
Long-term debt	--	--	23.9
Lease-related liabilities	169.0	169.2	173.1
Deferred income taxes	54.2	45.7	28.2
Other non-current liabilities	85.6	84.5	68.2
Total liabilities	663.6	681.6	627.0
Equity	1,257.5	1,158.0	1,094.5
TOTAL LIABILITIES AND EQUITY	$1,921.1	$1,839.6	$1,721.5

See accompanying notes.

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Ascena Retail Group, Inc.

Segment Information (Unaudited)

(millions)

	Second Quarter Ended		Six Months Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net sales:
dressbarn	$230.2	$211.6	$475.6	$451.7
maurices	224.6	202.8	427.5	385.3
Justice	407.2	337.7	727.2	628.4
Total net sales	$862.0	$752.1	$1,630.3	$1,465.4

	Second Quarter Ended		Six Months Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Operating income:
dressbarn	($3.4)	($5.2)	$1.6	$2.1
maurices	26.4	24.5	50.1	49.8
Justice	77.0	52.2	124.8	97.4
Total operating income	$100.0	$71.5	$176.5	$149.3

See accompanying notes.

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Ascena Retail Group, Inc.

Notes to Consolidated Financial Statements

Note 1. Basis of Presentation

Segment Information

In January 2011, the Company completed an internal corporate reorganization and established a new holding company named Ascena Retail Group, Inc., to own the interests of each of the dressbarn, maurices and Justice brands through wholly owned subsidiaries. In connection therewith, beginning in Fiscal 2012, the Company implemented a new methodology to allocate corporate overhead costs to each of its operating segments on a reasonable basis.

As previously disclosed in the Company’s Current Report on Form 8-K filed on December 16, 2011, in order to conform to this new cost allocation methodology, the Company has recasted historically reported segment operating results in order to enhance the comparability of its segmental operating performance. There have been no changes in total net sales or total operating income as a result of this change.

A reconciliation of the Company’s operating income for each segment under the historical and recasted basis of reporting for the three months and six months ended January 29, 2011 is as follows:

Fiscal Second Quarter	January 29, 2011
(millions)
	As Previously Reported	Adjustment	As Recasted
Operating income:
dressbarn	$(10.3)	$5.1	$(5.2)
maurices	27.1	(2.6)	24.5
Justice	54.7	(2.5)	52.2
Total operating income	$71.5	$--	$71.5

Fiscal Six Months	January 29, 2011
(millions)
	As Previously Reported	Adjustment	As Recasted
Operating income:
dressbarn	$(6.8)	$8.9	$2.1
maurices	55.0	(5.2)	49.8
Justice	101.1	(3.7)	97.4
Total operating income	$149.3	$--	$149.3

Other Reclassifications

Certain other immaterial reclassifications have been made to the prior period’s financial information in order to conform to the current period’s presentation.

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